Exhibit 99.1

Report of Independent Registered Public Accounting Firm
The Board of Directors of Mercury Payment Systems, LLC

Introductory paragraph:
We have audited the accompanying consolidated balance sheets of Mercury Payment Systems, LLC, as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, members’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Scope paragraph:
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Opinion paragraph:
In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Mercury Payment Systems, LLC as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
March 28, 2014, except for Note 14,
as to which the date is June 13, 2014

Mercury Payment Systems, LLC
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	December 31,
	2014	2013	2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$27,783	$20,905	$23,388
Accounts receivable, net	25,646	25,606	21,055
Inventory	554	699	681
Land held for sale	2,802	2,741	2,974
Prepaid expenses	4,706	4,545	2,797
Other current assets	540	279	372
Total current assets	62,031	54,775	51,267

Property and equipment, net	68,156	64,497	47,566

Other assets:
Restricted cash	3,461	2,050	3,201
Goodwill and other intangible assets, net	7,009	7,258	6,861
Deposits and other	4,059	1,932	1,288
Total other assets	14,529	11,240	11,350
Total assets	$144,716	$130,512	$110,183

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$9,902	$6,394	$6,877
Accrued expenses	23,016	20,318	18,204
Current portion of long-term debt	3,276	3,119	3,000
Total current liabilities	36,194	29,831	28,081

Long-term liabilities:
Long-term debt, net	288,364	287,651	283,288
Other liabilities	1,930	2,262	4,801
Total long-term liabilities	290,294	289,913	288,089
Total liabilities	326,488	319,744	316,170

Members’ equity (deficit):
Class A members’ equity (deficit); 66,044,523 units outstanding	(107,445)	(111,804)	(120,838)
Class B members’ equity (deficit); 40,000,000 units outstanding	(71,975)	(74,615)	(80,086)
Class C members’ equity (deficit); 383,564 units outstanding,
149,555 units non-callable, 383,564 units outstanding,
149,555 units non-callable, 354,941 units outstanding,
85,670 units non-callable units as of
March 31, 2014, December 31, 2013, and 2012, respectively	1,260	1,058	193
Accumulated other comprehensive income (loss)	(3,612)	(3,871)	(5,256)
Total members’ equity (deficit)	(181,772)	(189,232)	(205,987)
Total liabilities and members’ equity (deficit)	$144,716	$130,512	$110,183

See accompanying notes.

Mercury Payment Systems, LLC
Consolidated Statements of Income and Comprehensive Income
(Dollars in Thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Revenues	$55,804	$48,981	$237,259	$203,277	$154,703
Cost of services and sales	19,432	16,701	74,088	62,536	48,336

Operating expenses:
Information technology	6,681	7,445	27,068	22,304	13,697
Sales and marketing	6,391	6,725	25,259	22,532	17,336
General and administrative	8,481	7,122	26,656	23,314	16,192
Customer support	1,511	1,736	6,572	6,755	5,638
Depreciation and amortization (excluding
amounts included in cost of services and sales)	2,133	1,617	7,492	4,046	2,564
Other operating expenses:
Impairments	6	57	7,749	–	1
Total operating expenses	25,203	24,702	100,796	78,951	55,428

Operating income	11,169	7,578	62,375	61,790	50,939

Other income (expense):
Other (expense) income	108	20	(443)	65	73
Interest expense	(4,782)	(4,827)	(19,279)	(15,314)	(8,019)
Total other expense	(4,674)	(4,807)	(19,722)	(15,249)	(7,946)

Net income	6,495	2,771	42,653	46,541	42,993

Other comprehensive income (loss):
Gain(loss) on derivatives	342	503	1,629	(694)	(4,645)
Foreign currency translation adjustments	(83)	(128)	(244)	364	(390)
Comprehensive Income	$6,754	$3,146	$44,038	$46,211	$37,958

See accompanying notes.

Mercury Payment Systems, LLC
Consolidated Statements of Members’ Equity (deficit)
(Dollars in Thousands)

							Accumulated
							Other
	Class A	Class B	Class C	Members’ Equity			Comprehensive
	Units	Units	Units	Class A	Class B	Class C	Income (Loss)	Total

Balance, December 31, 2010	66,044,523	40,000,000	—	$35,019	$13,662	$—	$109	$48,790
Distributions	—	—	—	(138,915)	(84,134)	—	—	(223,049)
Stock compensation expense	—	—	—	505	951	—	—	1,456
Net income	—	—	—	26,776	16,217	—	—	42,993
Other comprehensive income (loss)	—	—	—	—	—	—	(5,035)	(5,035)
Balance, December 31, 2011	66,044,523	40,000,000	—	(76,615)	(53,304)	—	(4,926)	(134,845)
Exercise of C unit options	—	—	3,927	—	—	22	—	22
Issuance of C restricted stock units	—	—	351,014	—	—	—	—	—
Less callable unearned C restricted stock units	—	—	(351,014)	—	—	—	—	—
Vesting of C restricted stock units	—	—	81,743	—	—	—	—	—
Stock compensation expense - restricted stock units	—	—	—	—	—	523	—	523
Distributions	—	—	—	(74,028)	(44,835)	(370)	—	(119,233)
Stock compensation expense - stock options	—	—	—	831	503	1	—	1,335
Net income	—	—	—	28,974	17,550	17	—	46,541
Other comprehensive income (loss)	—	—	—	—	—	—	(330)	(330)
Balance, December 31, 2012	66,044,523	40,000,000	85,670	(120,838)	(80,086)	193	(5,256)	(205,987)
Vesting of C restricted stock units	—	—	35,262	—	—	—	—	—
Stock compensation expense - restricted stock units	—	—	—	—	—	750	—	750
Exercise of C unit options	—	—	28,623	—	—	136	—	136
Distributions	—	—	—	(18,237)	(11,045)	(96)	—	(29,378)
Stock compensation expense - stock options	—	—	—	752	455	2	—	1,209
Net income	—	—	—	26,519	16,061	73	—	42,653
Other comprehensive income (loss)	—	—	—	—	—	—	1,385	1,385
Balance, December 31, 2013	66,044,523	40,000,000	149,555	$(111,804)	$(74,615)	$1,058	$(3,871)	$(189,232)
Vesting of C restricted stock units (unaudited)	—	—	—	—	—	—	—	—
Stock compensation expense - restricted stock units (unaudited)	—	—	—	—	—	185	—	185
Exercise of C unit options (unaudited)	—	—	—	—	—	—	—	—
Distributions (unaudited)	—	—	—	(32)	(20)	—	—	(52)
Stock compensation expense - stock options (unaudited)	—	—	—	356	216	1	—	573
Net income (unaudited)	—	—	—	4,035	2,444	16	—	6,495
Other comprehensive income (loss) (unaudited)	—	—	—	—	—	—	259	259
Balance, March 31, 2014	66,044,523	40,000,000	149,555	$(107,445)	$(71,975)	$1,260	$(3,612)	$(181,772)

See accompanying notes.

Mercury Payment Systems, LLC
Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Operating activities
Net income	$6,495	$2,771	$42,653	$46,541	$42,993
Items not requiring (providing) cash:
Depreciation and amortization	5,656	4,139	18,663	12,305	8,342
Impairments and other	6	57	8,404	—	(1)
Stock compensation expense	758	314	1,959	1,858	1,456
Bad debt expense	81	(33)	536	718	278
Change in fair value of derivative liability	—	—	1,629	(694)	(4,645)
Other non-cash	—	—	(726)	1,641	—
Changes in:
Restricted cash	(1,411)	1,152	1,152	(1,951)	—
Accounts receivable, net	(121)	(36)	(5,087)	(5,575)	(5,444)
Inventories	234	146	178	(284)	(184)
Other assets	(247)	(938)	(2,055)	(896)	(1,377)
Accounts payable and accrued expenses	4,066	2,058	293	6,807	12,217
Net cash provided by operating activities	15,517	9,630	67,599	60,470	53,635

Investing activities
Proceeds from sale of property and equipment	—	—	—	—	5
Purchase of property and equipment	(6,013)	(4,722)	(30,445)	(18,913)	(2,665)
Increase in capitalized software costs	(1,795)	(2,382)	(8,029)	(12,702)	(10,048)
Acquisition of assets from Sundrop Mobile, Inc.	—	—	(900)	(5,640)	—
Capitalized customer acquisition costs	(440)	(880)	(2,760)	(2,681)	(1,609)
Investment in note receivable	(581)	—	(81)	(2,059)	—
Principal payments received on note receivable	27	109	734	1,005	33
Patent application costs	(10)	(6)	(52)	(32)	—
Net cash used in investing activities	(8,812)	(7,881)	(41,533)	(41,022)	(14,284)

Financing activities
Proceeds from securing credit agreement, net of fees	1,244	—	5,368	95,323	191,978
Principal payments on long-term debt	(750)	(750)	(3,000)	(2,250)	(1,000)
Colateral pledged on long-term debt	—	—	—	(1,000)	—
Net proceeds from issuance of LLC units	—	—	136	22	—
Distributions to stockholders	(52)	(1)	(29,378)	(119,233)	(223,049)
Deferred initial public offering costs	(186)	—	(1,431)	—	—
Net cash provided by used in financing activities	256	(751)	(28,305)	(27,138)	(32,071)

Effect of exchange rate changes	(83)	(128)	(244)	364	(390)

(Decrease) increase in cash and cash equivalents	6,878	870	(2,483)	(7,326)	6,890
Cash and cash equivalents, beginning of year	20,905	23,388	23,388	30,714	23,824
Cash and cash equivalents, end of year	$27,783	$24,258	$20,905	$23,388	$30,714

Supplemental cash flows information
Interest paid	$4,779	$4,367	$18,161	$13,833	$4,180
Non-cash initial public offering costs	(1,646)	—	—	—	—
Non-cash financing costs	(183)	—	—	—	—
Non-cash assets	$324	$1,473	$—	$—	$—

See accompanying notes.

Mercury Payment Systems, LLC
Notes to Consolidated Financial Statements
March 31, 2014 and 2013 and December 31, 2013, 2012 and 2011
(Information pertaining to the three months ended March 31, 2014 and 2013 is unaudited)
(Dollars in Thousands Except for Per Share Amounts)
1. Basis of Presentation, Nature of Operations, and Summary of Significant Accounting Policies
Nature of Operations
Mercury Payment Systems, LLC (the “Company”) provides technology services to small- and medium-sized merchants through a network of point of sale system Developers and Dealers in the United States and Canada. The Company operates only in this single segment of business. The Company has agreements with affiliates of Global Payments, Inc. (“Global Payments”) to provide credit and debit card-based payment processing services to the merchants. The majority of the Company’s revenues are residual payments received from Global Payments based on the bundled rates charged to the merchants for card-based payment processing services, principally based on the merchant’s monthly charge volume and risk profile.
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Mercury Payment Systems Canada, LLC (“MPS-Canada”), MML 1, LLC, and Mercury Payment Systems, Inc. (formerly known as Mercury Payment Systems Holdings, Inc.). All significant intercompany accounts and transactions have been eliminated in consolidation.
In the opinion of management, all adjustments, which are of a normal recurring nature, have been made that are necessary for a fair presentation of the financial position of the Company at March 31, 2014, and the results of its operations, its comprehensive income, its cash flows, and changes in its shareholders’ equity (deficit) for the periods ended March 31, 2014 and 2013. Interim results are not necessarily indicative of expected annual results because of the seasonal impact of consumer spend.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Effective December 31, 2010, the Federal Deposit Insurance Corporation (“FDIC”) insurance limits were amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act to provide for unlimited insurance coverage of non-interest-bearing transaction accounts. The increase in federally insured limits expired on December 31, 2012. Effective January 1, 2013, the United States FDIC limits were reset to provide coverage up to $250 for the Company’s non-interest bearing accounts. The Canada Deposit Insurance Corporation (“CDIC”) provides up to $100 (Canadian dollars) of insurance coverage for the Company’s Canadian checking and savings accounts. As of March 31, 2014, December 31, 2013 and 2012, the Company’s interest-bearing cash accounts exceeded FDIC and CDIC limits by approximately $30,611, $21,988 and $12,609, respectively. None of the Company’s non-interest bearing cash accounts exceed federally insured limits as of March 31, 2014, December 31, 2013 and 2012.
Cash balances that are subject to withdrawal restrictions are reflected on the Consolidated Balance Sheets as restricted cash. Restricted cash of $1,000 as of March 31, 2014 and December 31, 2013 is a compensating balance deposited in connection with our borrowings from Alpine bank as described in Note 5. Additionally, as of March 31, 2014 the Company had $1,332 in restricted cash associated with merchant settlement liabilities.

Concentration of Credit Risk and Major Customers
Financial instruments that potentially subject the Company to significant concentrations of credit risk consisted of cash and cash equivalents, as well as certain hedging relationships in which counterparties are obligated to make payments to the Company (see Note 6). The Company’s cash and cash equivalents are deposited with what the Company believes are high-quality financial institutions. As stated above, the Company maintained cash balances in excess of FDIC and CDIC limits.
The Company has a large number of relatively small customers, none of which generates a significant amount of its revenues. The Company’s largest customer accounted for less than 1% of revenue.
Accounts Receivable, Net
Accounts receivable are unsecured and are primarily composed of amounts due from Global Payments for revenues earned. Such balances are typically received from Global Payments within 15 days following the end of each month.
An allowance for doubtful accounts is recorded when it is probable that the accounts receivable balance will not be collected. Accounts are evaluated for delinquency and are written off based on individual credit evaluation and specific circumstances of the customer. As of March 31, 2014 and December 31, 2013, management believes less than 2% of all accounts are uncollectible and has established an allowance for doubtful accounts. The allowance as of March 31, 2014, December 31, 2013 and 2012 was $349, $319 and $322, respectively.
Inventory Pricing
Inventory consists primarily of terminal hardware and gift cards. Inventory is stated at the lower of cost or market. Costs of inventory are determined using the first-in, first-out (“FIFO”) method. Inventory includes the costs of the items purchased, the costs of shipping them to the Company, and costs to refurbish pre-owned terminal hardware.
Property and Equipment
Property and equipment are carried at cost and depreciated over the estimated useful life of each asset, typically three to five years for equipment and furniture. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is computed using the straight-line method.
In August 2009, the Company purchased licensing rights to custom software totaling $19,034. The depreciable life of these customized purchased software rights is five years. Depreciation related to these licensing rights is reported as a component of Cost of services and sales.
Software Development Costs
All internal and external costs incurred to develop internal-use computer software during the preliminary project phase are expensed as incurred in accordance with Accounting Standards Codification (“ASC”) 350-40-25-1. Costs incurred during the application development stage are capitalized and subsequently reported at unamortized cost in accordance with ASC 350-40-25-2. Once the capitalized software is ready for its intended use, its development costs are amortized on a straight-line basis over the software’s estimated useful life, which is typically three to five years. The amortization of capitalized software development costs is included in Depreciation and amortization expense in the Consolidated Statements of Income and Comprehensive Income. The carrying value of capitalized software development costs is included in Property and equipment, net, in the Consolidated Balance Sheets.

Restricted Cash
Restricted cash represents funds held on deposit with Global Payments pursuant to a service agreement to secure performance by the Company under the agreement’s terms, as well as compensating balances pursuant to a construction loan consummated in 2012 (see Note 5).
Goodwill and Other Intangibles, Net
Goodwill and other intangibles, net is comprised of four components; Capitalized customer acquisition costs, Goodwill, Other intangibles, and Accumulated amortization of finite-lived intangibles.
Capitalized customer acquisition costs represent incremental, direct customer acquisition costs that are recoverable through gross profit associated with merchant contracts or early termination fees and consist of 1) incentives and bonuses paid to developers and dealers for the establishment of new merchant relationships, 2) costs of terminal hardware, net of any proceeds, provided to merchants, and 3) conversion costs associated with the integration of a new merchant’s point-of-sale system.
Capitalized customer acquisition costs are amortized using the straight-line method over a three-year period, which approximates the average life of merchant relationships. The amortization of capitalized customer acquisition costs are recorded as an expense and are included in Cost of services and sales in the Consolidated Statements of Income and Comprehensive Income.
Management evaluates aggregate capitalized customer acquisition costs for impairment at each balance sheet date by using qualitative factors, such as whether the existence of events and circumstances lead to the determination that it is more likely than not the fair value of the assets is less than the carrying value, and/or quantitatively by comparing the expected future net cash flows from underlying merchant relationships to the carrying amount of the capitalized customer acquisition costs. If the estimated future net cash flows are lower than the recorded carrying amount, indicating impairment of the value of the capitalized customer acquisition costs, the impairment loss will be charged to operating expenses. The impairment loss is computed as the excess of carrying value over fair value. The Company believes that no impairment occurred for the three months ended March 31, 2014 and years ended December 31, 2013, 2012, or 2011.
Goodwill represents the excess of purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. The Company tests goodwill annually for impairment, as well as upon an indicator of impairment from a qualitative and quantitative perspective. The Company evaluates qualitative factors to determine whether the existence of events and circumstances lead to the determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value. The Company estimates the fair value using a discounted cash flow analysis. Goodwill was recognized during 2012, and as of March 31, 2014, December 31, 2013 and 2012, there were no indicators of impairment.
Other intangible assets include both finite and indefinite-lived assets. Finite-lived intangibles represent the majority of other intangible assets and are recognized as acquired and amortized over the life of the asset using the straight-line method. Patent assets are not amortized as of March 31, 2014 and December 31, 2013. Amortization of these assets is included in Cost of services and sales on the Consolidated Statements of Income and Comprehensive Income. As of March 31, 2014, December 31, 2013 and 2012, all other intangible assets except patent assets are amortized over a three-year life. Indefinite-lived intangibles are recognized as acquired and are tested at least annually for impairment, as well as upon an indicator of impairment from both a qualitative and quantitative perspective.
Additional discussion of goodwill and other intangibles, net is provided in Note 4.

Derivative Financial Information
The Company utilizes derivative instruments to enhance its ability to manage interest rate risk. The Company recognizes all derivative financial instruments in the Consolidated Balance Sheets as assets or liabilities at fair value. Current portions of such amounts are recorded in Accrued expenses and non-current portions in Other liabilities in the Consolidated Balance Sheets. Changes in fair value of derivative instruments are recognized immediately in earnings unless the derivative is designated and qualifies as a hedge of future cash flows. For derivatives that qualify as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity as a component of Accumulated Other Comprehensive Income (AOCI) and then recognized in earnings in the same period or periods during which the hedged item affects earnings.
Any ineffective portions of cash flow hedges would be recognized immediately in “Other income (expense)” in the Consolidated Statements of Income and Comprehensive Income during the period of ineffectiveness. Additional discussion of derivative instruments is provided in Note 6.
Income Taxes
The Company is organized as a limited liability company, and its members elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code and Colorado income tax law. Therefore, taxable income or loss is reported to the individual members for inclusion in their respective tax returns, and no provision for federal income taxes is included in these consolidated financial statements. Only “entity level” state income tax expense is reported in General and administrative expense on the Consolidated Statements of Income and Comprehensive Income.
The Company accounts for any uncertain tax positions in accordance with ASC 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company will recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. As of March 31, 2014, December 31, 2013 or 2012, the Company had no unrecognized tax benefits. Federal and state returns for 2012, 2011, and 2010 remain open and are subject to examination.
Impairment of Long-Lived Assets
The Company assesses the recoverability of long-lived assets whenever adverse events or changes in circumstances or business climate indicate that an impairment may have occurred. If the future undiscounted cash flows expected to result from the use of the related assets are less than the carrying value of such assets, impairment has occurred. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value and is recorded as a reduction in the carrying value of the related assets, with a charge to operating expenses. During the year ended December 31, 2013, an impairment loss related to capitalized software development was identified and recognized. See Note 3 for additional information related to this impairment loss. There were no indicators of impairment during the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2012 or 2011.
Foreign Currency Translation
MPS-Canada’s functional currency is the Canadian dollar; therefore, asset and liability accounts are translated at year-end exchange rates and revenue and expenses are translated at monthly average exchange rates during the year. The resulting translation adjustments are included as Foreign currency translation adjustments in the Consolidated Statements of Income and Comprehensive Income and in AOCI on the Consolidated Balance Sheets and in the Consolidated Statements of Member’s Equity (Deficit). Any gains or losses realized on transactions or monetary assets or liabilities denominated in currencies other than the functional currency are included in net income (see note 13).

Revenue and Cost Recognition
The Company has contractual agreements with its clients that set forth the general terms and conditions of our relationships with them, including various facets of pricing, payment terms and contract duration. Revenues are recognized as earned in conjunction with ASC 605, Revenue Recognition. ASC 605 establishes guidance as to when revenue is realized or realizable and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price is fixed or determinable; and (4) collectability is reasonably assured.
The Company follows guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45 states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes processing revenues net of, among other items, interchange and assessment fees, which are assessed to our merchant clients on all processed transactions and other processing costs retained by sponsor banks and processing partners with whom our merchants and/or we contract. Interchange rates are not controlled by the Company, and the Company effectively acts as a clearing-house for interchange paid by the Company’s customer. All other revenue is reported on a gross basis, as the Company contracts directly with the end customer, assumes the risk of loss and has pricing flexibility.
Net revenues related to payment transactions are recognized at the time the merchants’ transactions are processed. Net revenues derived from service fees are recognized at the time the service is performed. Costs of services and sales are recognized when incurred. These costs consist of depreciation and amortization of revenue generating assets, developer and dealer commissions, and third party servicing costs directly associated with revenues.
Self-Insurance
The Company has elected to self-insure certain costs related to an employee health program. The Company has purchased insurance that covers individual claims up to $1,000 per contract period. Costs resulting from noninsured losses are charged to expense when incurred. Provisions for losses incurred under this program are recorded based upon the Company’s estimates of the aggregate liability for claims incurred and totaled $1,205 and $1,396 for the three months ended March 31, 2014 and 2013, respectively, and $6,082, $3,979, and $2,297 for the years ended December 31, 2013, 2012, and 2011, respectively. The Company had accrued $541 at March 31, 2014 and $666 and $355 at December 31, 2013 and 2012, respectively, for losses incurred but not reported to the Company. The amount of actual losses incurred could differ materially from the estimates reflected in these consolidated financial statements. All costs associated with the Company’s employee benefit programs are reported in the appropriate operating expense category of the Consolidated Statements of Income and Comprehensive Income, based on the function that employees receiving such benefits belong to.
Recent Accounting Pronouncements
In March 2013, the Financial Accounting Standards Board (“FASB”) issued guidance that resolves diversity in practice as to when the cumulative translation adjustment is reclassified into net income when a parent ceases to have a controlling interest in a subsidiary within a foreign entity or sells a part or all of its investment in a foreign entity. The guidance also resolves diversity in the accounting for cumulative translation adjustment in a business combination achieved in stages involving a foreign entity.
2. Land Held for Sale
On April 2, 2012 the Company purchased 58 acres in Durango, Colorado, to be used to construct the Company’s new headquarters. Land and land improvement costs related to approximately nine acres of land are reported as Land held for sale on the Consolidated Balance Sheets. The Company is marketing three lots and expects to sell them during 2014. The carrying amount of land held for sale as of March 31, 2014, December 31, 2013 and 2012, is valued at the lower of cost or fair value less selling costs, and consists of the following (see Note 7 for further discussion):

Allocation of cost of land purchased April 2, 2012	$1,912
Land improvement costs capitalized during 2012	1,062
Carrying value of land held for sale as of December 31, 2012	2,974
Land improvement costs capitalized during the year ended December 31, 2013	422
Less: fair value adjustment	(655)
Carrying value of land held for sale as of December 31, 2013	2,741
Land improvement costs capitalized during the three months ended March 31, 2014	61
Carrying value of land held for sale as of March 31, 2014	$2,802

3. Property, Equipment and Software Development Costs
The carrying basis and accumulated depreciation and amortization of property and equipment at March 31, 2014, December 31, 2013 and 2012 are:

	March 31,	December 31,
	2014	2013	2012
Furniture and fixtures	$4,000	$2,094	$714
Machinery and equipment	12,320	11,663	8,361
Software	58,003	56,127	53,442
Leasehold improvements	6,189	6,183	2,088
Land and improvements	7,178	6,379	5,032
Building	21,816	19,158	1,005
Other	—	—	1,627
	109,506	101,604	72,269
Accumulated depreciation and amortization	41,350	37,107	24,703
Net carrying value	$68,156	$64,497	$47,566
Depreciation expense was $4,316 and $2,946 for the three months ended March 31, 2014 and 2013, respectively. Of that total, $2,183 and $1,329 was reported in Cost of services and sales for the three months ended March 31, 2014 and 2013, respectively.
Depreciation expense was $13,684, $8,386, and $6,416 for the years ended December 31, 2013, 2012, and 2011, respectively. Of that total, $6,192, $4,515, and $3,959 was reported in Cost of services and sales for the years ended December 31, 2013, 2012, and 2011, respectively.
Software development costs, included in Software above, that were capitalized during the three months ended March 31, 2014 amounted to $1,816. Software development costs that were capitalized during the years ended December 31, 2013, 2012, and 2011, amounted to $8,029, $12,702, and $10,048, respectively.
In July 2013, the Company shifted from developing to outsourcing certain payment processing technology. In connection with this shift, the Company identified certain developed software assets that would not be utilized and, accordingly, recognized an impairment charge of $6,363. Additional asset impairment charges were recognized during the normal course of business in 2013 totaling $1,386.

The total carrying basis and accumulated amortization of capitalized software development costs, included within the software line item on the previous page, at March 31, 2014, December 31, 2013 and 2012, are:

	March 31,	December 31,
	2014	2013	2012
Capitalized software development costs	$30,002	$28,186	$26,920
Accumulated amortization	8,393	6,941	4,264
	$21,609	$21,245	$22,656

Amortization expense for the three months ended March 31, 2014 and 2013 were $1,452 and $571, respectively. Amortization expense for the years ended December 31, 2013, 2012, and 2011, was $3,118, $1,805, and $796, respectively. As of December 31, 2013, estimated future amortization expense for existing capitalized software development costs for each of the following five years is as follows:

2014	$5,468
2015	4,842
2016	3,787
2017	3,033
2018	2,229
As of March 31, 2014, estimated future amortization expense for existing capitalized software development costs for each of the following five years is as follows.

Remainder of 2014	$4,331
2015	5,163
2016	4,108
2017	3,159
2018	2,334

On April 2, 2012, the Company purchased approximately 58 acres in Durango, Colorado for approximately $4,960 from JRLT, LLC (“JRLT”) in cash. The site is being used to construct the Company’s new headquarters. Jeffrey Katz, one of the Company’s directors and a related party, is a member of JRLT and received all of the proceeds from the transaction as a result of his membership interest. On June 2, 2012, approximately one acre was exchanged with Durango Mall, LLC in consideration for development plan approval. Furthermore, on November 8, 2012, approximately 32 of the 58 acres purchased were donated to the City of Durango. The value of the land donated to the City of Durango is allocated among the remaining acres on a pro rata basis.
4. Goodwill and Other Intangible Assets, Net
On April 20, 2012, the Company acquired certain assets from Sundrop Mobile, Inc. (“Sundrop”) for a purchase price of $6,543, consisting of $5,343 of cash and $1,200 of contingent consideration, of which $300 was paid during 2012 and the balance was paid in 2013. Contingent consideration was payable based on Sundrop’s, now known as Mercury Gift and Mercury Loyalty, achieving certain operating metrics. In addition to the purchase price, the Company issued $2,250 of callable Class C units of equity and $825 of stock options to certain Sundrop employees for future services, which are accounted for as compensation expense over the term of the employment agreement. The assets include proprietary software, trademarks, relationship intangibles, and non-solicitation agreements, which were used to deliver a loyalty program solution to our merchants in the second half of 2012. Asset values were allocated based on their respective fair value with the remaining value reported as goodwill as follows:

Purchased software	$2,570
Non-compete	1,180
Developer relationships	310
Dealer relationships	40
Merchant relationships	20
Trademarks	18
Goodwill	2,405
Total purchase price	$6,543

The carrying basis and accumulated amortization of goodwill and other intangible assets at March 31, 2014, December 31, 2013 and 2012 are:

	March 31,	December 31,
	2014	2013	2012
Capitalized customer acquisition costs	$7,038	$6,876	$7,461
Non-compete agreement	1,180	1,180	1,180
Commission buyouts	400	320	—
Developer relationships	310	310	310
Right of first refusal	100	100	—
Dealer relationships	40	40	40
Merchant relationships	20	20	20
Trademark	18	18	18
Total amortizable intangibles	9,106	8,864	9,029
Goodwill	2,405	2,405	2,402
Patents	82	71	32
Goodwill and other intangibles	11,593	11,340	11,463
Accumulated amortization	4,584	4,082	4,602
Goodwill and other intangibles, net	$7,009	$7,258	$6,861
Amortization expense for the three months ended March 31, 2014 and 2013 was $781 and $665, respectively. Amortization expense for the years ended December 31, 2013, and 2012, was $2,862, and $2,162, respectively.
At December 31, 2013, the estimated future amortization expense for existing intangible assets for each of the following five years is as follows:

2014	$2,692
2015	1,573
2016	501
2017	17
2018	—
At March 31, 2014, the estimated future amortization expense for existing intangible assets for each of the following five years is as follows.

2014	$2,072
2015	1,746
2016	683
2017	21
2018	—

5. Long-Term Debt
In July 2011, the Company entered into $225,000 senior secured credit facilities consisting of a $200,000 term loan and a $25,000 senior secured revolving credit facility (the “Credit Facilities”). On March 29, 2012, the Company entered into an amendment to the Credit Facilities, which decreased the spread from 5.0% to 4.0% on the Eurocurrency borrowing option, and decreased the spread from 4.0% to 3.0% on the Alternative Base Rate option. On October 26, 2012, the Company amended and restated the credit agreement governing the Credit Facilities and exercised its right to borrow an additional $100,000 in the form of an incremental term loan.
Under the terms of the amended and restated credit agreement, the Company’s $300,000 senior secured term loan facility requires the Company to pay equal quarterly installments of principal in an amount equal to $750, plus interest, with a balloon payment of $284,000 due at maturity on July 1, 2017. Interest on the senior secured term loan is payable at a rate equal to, at the Company’s option, either (1) the Eurocurrency option with an effective rate of LIBOR plus a margin of 4.0% (limited by an established floor rate of 1.5%) or (2) the Alternative Base Rate with an effective rate of the highest of (limited by an established floor of 2.5%) (a) the prime rate of Deutsche Bank, (b) the Federal Funds Effective Rate plus 0.5% or (c) 1 month LIBOR (limited by a floor of 1.5%) plus 1.0%, plus a margin of 3.0%. As of March 31, 2014 and December 31, 2013 and 2012, the rate applicable to the outstanding principal balance of the senior secured term loan facility was a LIBOR floor of 1.5% plus a margin of 4.0%, or 5.5% and 5.5%, respectively. As of March 31, 2014, December 31, 2013 and 2012, the Company had three interest rate swaps which are designed to hedge the variability in the interest payments on $225,000 of the outstanding principal balances of $293,000, $293,750 and $296,750, respectively, under the Company’s variable rate senior secured term loan. The blended fixed rate on the $225,000 of interest rate swaps is 2.31%.
The Company’s senior secured revolving credit facility consists of $25,000 of commitments from financial institutions. Up to $10,000 of this revolving credit facility is available for letters of credit. Interest on the revolving credit facility is payable at a rate equal to, at the Company’s option, either (1) LIBOR plus an applicable margin or (2) an applicable margin plus the highest of (a) the prime rate of Deutsche Bank, (b) the Federal Funds Effective Rate plus 0.5% and (c) 1 month LIBOR plus 1.0%. The Company had no amounts outstanding against this revolving credit facility as of March 31, 2014, December 31, 2013 or 2012. The commitment fee rate for the average daily unused portion of this facility is 0.5% per annum, payable quarterly in arrears. This senior secured revolving credit facility expires on July 1, 2016.
All obligations under the senior secured loan facility are fully and unconditionally secured by pledged equity interests and security interests in all accounts of the Company, and the senior secured loan facility restricts the Company’s ability to pay distributions.
On December 31, 2012, the Company entered into a $10,000 loan agreement to finance the construction of its new corporate headquarters building in Durango, Colorado. The loan requires the Company to make monthly interest-only payments on the unpaid principal balances using an interest rate of 4.5% through June 30, 2014, followed by monthly principal and interest payments of $52, beginning July 31, 2014, using an interest rate equal to the JP Morgan Chase Bank prime rate plus a margin of 0.55%, or 3.8% as of March 31, 2014 and December 31, 2013 and 2012. The loan requires a balloon payment of the unpaid principal balance plus interest due at maturity of the loan on December 31, 2022. Obligations under the loan are secured by the corporate headquarters building. As of March 31, 2014, December 31, 2013 and 2012, $6,738, $5,494 and $0, respectively, in advances had been drawn on the loan. Subsequent to March 31, 2014, the Company drew upon the construction loan in the amount of $1,134.
The aggregate outstanding principal balance of the Company’s combined debt as of March 31, 2014, December 31, 2013 and 2012, was $299,738, $299,244 and $296,750, respectively. For financial reporting purposes, the principal amount is reduced by a discount comprised of the original discount and fees incurred in connection with the issuance of the debt, lender fees incurred in connection with the modification of terms agreement, and lender fees and incentive payments in connection with the incremental term borrowing.
Discounts and fees are amortized using the effective-interest and straight-line methods. The amortization of discounts and fees during the three months ended March 31, 2014 and 2013, was approximately $559 and $528, respectively. The amortization of discounts and fees during the years ended December 31, 2013, 2012, and 2011, was approximately $2,114, $1,697, and $540, respectively, and was reported as Interest expense in the Consolidated Statements of Income and Comprehensive Income. The remaining unamortized balance of the discount as of March 31, 2014 was $8,098. The remaining unamortized balance of the discount as of

December 31, 2013 and 2012, was approximately $8,474 and $10,462, respectively and is presented separately from long-term debt in the following table:

	March 31,	December 31,
	2014	2013	2012
Long-term debt	$299,738	$299,244	$296,750
Unamortized discount and fees	(8,098)	(8,474)	(10,462)
Long-term debt, net	$291,640	$290,770	$286,288

The following shows future minimum principal payments at December 31, 2013:

2014	$3,206
2015	3,428
2016	3,444
2017	285,212
2018	3,954
$299,244

The following shows future minimum principal payments at March 31, 2014:

2014	$2,432
2015	3,378
2016	3,392
2017	285,158
2018	5,378
$299,738

Interest incurred under the loan agreements for the three months ended March 31, 2014 and 2013 totaled $4,107 and $4,080, respectively. Interest incurred under the loan agreements for the years ended December 31, 2013, 2012, and 2011 totaled $16,499, $12,581, and $6,661, respectively. In addition, commitment fees incurred under the senior secured credit agreement and reported in interest expense were $31 and $31 for the three months ended March 31, 2014 and 2013, respectively. Commitment fees incurred under this agreement were $127, $127, and $64 for the years ended December 31, 2013, 2012, and 2011, respectively. The Company capitalized $401 and $340 of interest in relation to the debt for the three months ended March 31, 2014 and 2013, respectively, and $1,449, $807, and $68 of interest in relation to the debt for the years ended December 31, 2013, 2012, and 2011, respectively.
6. Risk Management Objectives and Strategies
The Company is exposed to various financial and market risks, including those related to changes in interest rates, which exist as part of its ongoing business operations. The Company utilizes certain derivative financial instruments to enhance its ability to manage these risks.

As of March 31, 2014, December 31, 2013 and 2012, the Company uses derivative instruments to mitigate cash flow risks with respect to changes in interest rates (forecasted interest payments on variable rate debt).
Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. The Company is not involved in derivatives trading, derivatives market-making, or any other speculative activities. The Company’s intent is to minimize its cash flow exposures to adverse changes in interest rates and engage in risk management strategies that provide adequate downside protection.
Accounting for Derivative Instruments and Hedging Activities
The Company’s derivatives were all in liability positions at March 31, 2014, December 31, 2013 and 2012 and are recognized in the Accrued expenses or Other liabilities captions in the Consolidated Balance Sheets at their fair values. The Company has designated all its interest rate swaps as cash flow hedges of forecasted interest rate payments related to its variable rate debt. The effective portion of changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge is recorded in AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Any ineffectiveness associated with the cash flow hedges is recorded immediately in other income.
The Company formally documents all relationships between hedging instruments and the underlying hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. The Company formally assesses, both at inception of the hedge and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows. The Company also performs an assessment of the probability of the forecasted transactions on a periodic basis. If it is determined that a derivative ceases to be highly effective during the term of the hedge or if the forecasted transaction is no longer probable of occurring, the Company will discontinue hedge accounting prospectively for such derivative.

Derivatives That Qualify for Hedge Accounting
As of March 31, 2014, December 31, 2013 and 2012, the Company had interest rate swaps which were designated as cash flow hedges of the variability in the interest payments on $225,000 of the $293,000, $293,750 and $296,750, respectively, variable rate senior secured term loan more fully described in Note 5. The interest rate swaps fix our base interest and premium rate at a combined average interest rate of 2.31%.
Credit Risk
The Company formally evaluates credit risk of the hedging counterparties as well as the credit risk of the Company itself. As of March 31, 2014, December 31, 2013 and 2012, all derivative contracts were in a liability position and therefore no counterparty credit valuation adjustments are necessary. The fair value of the swap liability reflects the Company’s nonperformance risk related to the liability and includes a credit valuation adjustment of $166, $189 and $381, effectively decreasing the liability to $3,772, $4,125 and $5,743 as of March 31, 2014, December 31, 2013 and 2012, respectively.
At March 31, 2014 and December 31, 2013, the maximum length of time over which the Company is hedging its exposure is approximately two and one quarter (2 ¼) years and two and one half (2 1⁄2) years, respectively.
Fair Value of Derivative Instruments

	Assets	Liabilities
Derivatives designated as hedging instruments:
Interest Rate Contracts as of March 31, 2014	$—	$3,772
Interest Rate Contracts as of December 31, 2013	$—	$4,125
Interest Rate Contracts as of December 31, 2012	—	5,743

	Three months ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
Derivatives in cash flow hedging relationship
Amount of gain (loss) recognized in AOCI (effective portion)	$(112)	$(8)	$(218)	$(2,424)	$(5,467)
Amount of loss reclassified from AOCI into income(a)	454	496	1,847	1,730	822
Amount of loss recognized in income (ineffective portion)(b)	—	—	—	—	—

(a)	Gain (loss) on the effective portion is recognized as Interest Expense in the Consolidated Statements of Income and Comprehensive Income

(b)	Gain (loss) on the ineffective portion is recognized as Other income (expense) in the Consolidated Statements of Income and Comprehensive Income
See note 13 for further discussion on the changes in accumulated derivatives gains and losses related to these cash flow hedges.
7. Fair Value Measurement
Assets Measured at Fair Value on a Recurring Basis
The Company uses interest rate swaps to manage interest rate risk. The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). Variable cash receipts were based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. In addition, to comply with provisions of ASC 820, Fair Value Measurements, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, were incorporated in the fair value to account for potential nonperformance risk. In adjusting the fair value of the Company’s interest rate swaps for the effect of nonperformance risk, the Company measured the future exposure of the position at each future payment date using the expected transaction cash flows. At each payment date, the period default probability was calculated. At March 31, 2014, December 31, 2013 and 2012, the credit default swap term structure curve was used in determining the future exposure, probability of default, and expected gain/loss given default for the periods, respectively.
Although the Company determined that the majority of the inputs used to value its interest rate swaps fell within Level 2 of the fair value hierarchy, the credit valuation adjustments (CVA) associated with its interest rate swaps utilized Level 3 inputs, such as current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, at March 31, 2014, December 31, 2013 and 2012, the Company assessed the significance of the impact of the CVA on the overall valuation of its interest rate swaps and determined that the CVA was not significant to the overall valuation of its interest rate swaps. As a result, the Company classifies its interest rate swap valuations in Level 2 of the fair value hierarchy. See Note 6, Risk Management Objectives and Strategies, for further discussion of the Company’s interest rate swaps.

The following table summarizes carrying amounts and estimated fair values for financial assets and liabilities, excluding assets and liabilities measured at fair value on a recurring basis, as of March 31, 2014, December 31, 2013 and 2012.

	March 31,		December 31,
	2014		2013		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$27,783	$27,783	$20,905	$20,905	$23,388	$23,388
Liabilities
Long-term debt	291,640	291,640	290,770	290,770	286,288	286,288
Interest rate swaps	3,772	3,772	4,125	4,125	5,743	5,743

Due to the short-term nature of cash and cash equivalents, the carrying value approximates fair value. Cash and cash equivalents are classified in Level 1 of the fair value hierarchy. The fair value of the Company’s Long-term debt was determined based on the present value of the future cash expenditures less the net of the discount and origination fees and is classified in Level 2 of the fair value hierarchy.
Assets Measured at Fair Value on a Non-recurring Basis
During the three months ended March 31, 2014 and the year ended December 31, 2013, the Company recorded fair value adjustments to the carrying value of Land held for sale which is based on non-recurring fair value measurements. The following table summarizes the assets measured at fair value on a non-recurring basis as of March 31, 2014, December 31, 2013 and 2012.

	March 31,		December 31,
	2014		2013		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Land held for sale	$2,802	$2,802	$2,741	$2,741	$2,974	$2,974
The value of the Company’s Land held for sale was determined using certain market comparisons and forecasted future cash flows and is classified in Level 3 of the fair value hierarchy as the significant inputs used to determine the value was unobservable. See Note 2 for the balance roll-forward.

8. Operating Leases
The Company leases office space under non-cancelable operating leases expiring in various years through 2023. These leases generally contain renewal options and require the Company to pay all executory costs (e.g., property taxes, maintenance, and insurance). The Company has entered into nine lease agreements with various counterparties that continue to exist as of March 31, 2014 and December 31, 2013. These leases accommodate the Company’s growth, prior to the completion of the new Mercury Headquarters, discussed above.
The Company believes two of the nine leases to be significant. As of March 31, 2014 and December 31, 2013, the premises located at 10 Burnett Court in Durango, Colorado, or 10 Burnett, provides the Company the right to extend the lease term an additional two-year renewal and is subject to an annual Consumer Price Index (“CPI”) increase. The current extension term expires in June 2014. The 10 Burnett lease does not permit the Company to assign, sublease, transfer, or encumber any interest in the lease without prior written consent of the landlord.

The second lease the Company believes is significant relates to premises located at 4610 South Ulster Street in Denver, Colorado, or Ulster. The initial term of the Ulster lease expires in June 2023 and the Company has the option to extend the term for two additional five-year periods. The Company is not permitted to assign, transfer, sublet, mortgage, or otherwise encumber the lease without prior written consent of the landlord. Annual rent escalations are incorporated into the Ulster lease. In addition, the Ulster lease has a must-take clause requiring the Company to lease additional space. In addition, the Company is entitled to reimbursements for tenant improvements up to $1,758 on the initial premises and an additional $449 on the must-take premises upon written request to the landlord. The Company is guaranteed $255 with or without written notice not to exceed the maximum allowance. The Company records these incentives as deferred revenue at the time of cash receipt and amortizes the deferred rent over the life of the lease, reducing the amount of rent expense. During the three months ended March 31, 2014 and year ended December 31, 2013, the Company deferred $104 and $1,654, respectively of these incentives.
Assuming the must-take clause occurs on the commencement date noted in the lease, with no landlord delays and no earlier commencement date, the following minimum rent amounts were calculated for all nine leases for each of the following five years as of December 31, 2013:

2014	$2,027
2015	1,389
2016	1,421
2017	1,453
2018	1,472
Rent expense under these leases for the three months ended March 31, 2014 and 2013 was $721 and $918, respectively, and for the years ended December 31, 2013, 2012, and 2011, was $3,168, $2,431, and $1,831, respectively, and is included in General and administrative expenses on the Consolidated Statements of Income and Comprehensive Income.
9. Profit-Sharing Plan
The Company has a 401(k) profit-sharing plan available to all employees after completing six months of service with the Company. Participants may elect to defer up to the lesser of 100% of their compensation or IRS-mandated maximum amounts. The Company matches, on a dollar-for-dollar basis, up to 3% of employees’ compensation per participant, per year. The Company’s contributions to the plan were $283 and $218 for the three months ended March 31, 2014 and 2013, respectively, and were $807, $596, and $463 for the years ending December 31, 2013, 2012 and 2011, respectively, and are included in General and administrative expenses on the Consolidated Statements of Income and Comprehensive Income.

 10. Equity-Based Compensation
The Company has the following types of awards: (1) MPS 1, Inc. (“MPS 1”) stock options; (2) Mercury Payment Systems, LLC stock options; and (3) Mercury Payment Systems, LLC restricted units. The following table summarizes the compensation expense included in the Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2014 and 2013, and years ended December 31, 2013, 2012, and 2011, related to the above awards:

	Three months ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
MPS 1, Inc. stock options	$—	$—	$—	$—	$645
Mercury Payment Systems, LLC stock options	573	129	1,209	1,335	811
Mercury Payment Systems, LLC restricted units	185	185	750	523	—
Total stock compensation expense	$758	$314	$1,959	$1,858	$1,456

MPS 1, Inc. Stock Option Awards
As an equity investee of MPS 1, the Company accounts for awards made to the employees who were transferred by MPS 1 to the Company upon its creation and recognized the expense associated with the awards in its consolidated financial statements. The outstanding share-based option awards were made to certain key members of management and employees. The share-based option awards typically vest over a four-year period and expire ten years from the vesting commencement date, which approximates the grant date. The exercise price of the option awards is primarily intended to equal or exceed the fair value of the Company’s stock at the date of grant. Certain of the option awards provide for accelerated vesting if there is a sale of the Company, as defined in the option award agreements.
During 2010, a portion of the Company was sold to SL Quicksilver LLC (“SL Quicksilver”), an affiliate of Silver Lake Group, L.L.C. (“Silver Lake”). In this transaction, the Company received cash of $41,240 from SL Quicksilver in return for a 5.7% membership interest. These proceeds were reduced by fees paid to an affiliate of SL Quicksilver of $13,518, resulting in a net capital contribution of $27,722. MPS 1 also sold a 56.6% portion of its ownership interest in the Company directly to SL Quicksilver for $409,367, 10% of which was held in escrow for release in 2011, upon achievement of specific performance targets. Upon distribution of the cash received in the transaction by MPS 1, modification of the options awards granted subject to the MPS 1 2007 Equity Incentive Plan was required. This modification was undertaken to maintain the in-the-money value of the options for the option award recipients. The modification resulted in a repurchase by MPS 1 of 60% of the vested options granted for $4,762 in cash, and an increase in the number of shares associated with the non-repurchased portion of each award, along with a decrease in the option exercise price of the non-repurchased awards. Incremental compensation expense resulting from this modification was calculated based on the difference in the fair value of the option awards immediately prior to modification and post-modification. The resulting difference of $1,028 was recognized on a straight-line basis over the remaining vesting period of the options, or, for fully vested options, was recognized immediately, with the total amount recognized in 2011, in accordance with the vesting of the options.
Pursuant to the payout of funds escrowed according to the purchase of the Company by SL Quicksilver, an additional modification of the MPS 1 option awards was made in May 2011, to maintain the in-the-money value of the options. The modification resulted in an increase in the number of shares of outstanding awards, along with a decrease in the option exercise price of the outstanding awards. Incremental compensation expense resulting from this modification was calculated based on the difference in the fair value of the option awards immediately prior to modification and post-modification. The resulting difference of $281 was recognized on a straight-line basis over the remaining vesting period of the options, or, for fully vested options, was recognized immediately, with the total amount recognized in 2011, in accordance with the vesting of the options.

A subsequent modification of the MPS 1 option awards was also made pursuant to the Company obtaining the credit agreement described in Note 5. The proceeds of the borrowing of the initial term loan under that credit agreement were fully distributed to the members of the Company, thus reducing the enterprise value of the Company by $200,000. The MPS 1 option awards were increased in number and the strike price decreased to maintain the in-the-money value of the options. No additional compensation expense was recognized due to this modification.
The fair value of stock options modified for the year ended December 31, 2011, was estimated at the date of modification using a Black-Scholes option pricing model with the following weighted-average assumptions:

2011
Risk-free interest rate	0.6% –1.4%
Dividend yield	—
Volatility	45%
Expected term (in years)	2.91 – 3.16
Fair value of stock, pre-modification	$471.11– $518.99
Fair value of options, pre-modification	$252.71 – $324.97
Fair value of stock, post-modification	$374.63 – $471.11
Fair value of options, post-modification	$202.85 – $296.41
Fair value of options, granted	NA

Risk-free interest rate – The risk-free rate for stock options granted or modified during the period was determined by using a U.S. Treasury rate for the periods that coincided with the expected terms listed above.
Expected dividend yield – No routine dividends are currently being paid by the Company or are expected to be paid in future periods.
Expected volatility – As the Company is a non-publicly traded company, the expected volatility is based on the historical volatilities of a group of guideline companies.
Expected term – The Company estimated the expected term as equivalent to the option term due to the illiquid market for the Company’s stock and prior exercise patterns.
Fair value of stock – The Company engaged an independent valuation advisory firm to assist the Company’s board of directors in its estimate of the fair value of stock. The Company provided key assumptions and forecasts to such firm, and the Company is responsible for the estimated fair values of the stock.
During the three months ended March 31, 2014, there was no option activity for MPS 1. A summary of MPS 1 option activity as of December 31 and changes during the years then ended, is presented below:

	2013
	Options	Weighted- Average Exercise Price
Outstanding, beginning of year	1,265	$1.38
Options forfeited	—	—
Options exercised	1,265	1.38
Options outstanding, end of year	—	—
Options exercisable, end of year	—	—

	2012
	Options	Weighted- Average Exercise Price
Outstanding, beginning of year	9,034	$235.39
Options forfeited	97	1.38
Options exercised	7,672	276.92
Options outstanding, end of year	1,265	1.38
Options exercisable, end of year	1,265	1.38
MPS 1 has historically issued new shares to satisfy the exercise of options. Noncash compensation costs recognized for modifications and grants of MPS 1 options totaled $0, $0, $0, $0, and $645, for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012, and 2011, respectively, and are reflected as a component of general and administrative operating expenses in the accompanying Consolidated Statement of Income and Comprehensive Income.

The following table summarizes information about MPS 1 option awards outstanding at December 31, 2012:

Options Outstanding			Options Exercisable
Approximate Exercise Prices	Number Outstanding	Weighted- Average Remaining Contract Life	Weighted- Average Exercise Price	Number Exercisable
$1.38	1,265	1.8 yr	$ 1.38	1,265
Mercury Payment Systems, LLC Unit Option Awards
The Company established the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, as amended from time to time (the “2010 Incentive Plan”), which is member-approved and permits the grant of up to 7% of the Company’s units to its employees. As of March 31, 2014 and December 31, 2013, the Company has 7,040,601 and 7,123,942 outstanding unit-based option awards to certain key members of management and employees, respectively. The unit-based option awards typically vest over a four-and-one-half-year period and expire ten years from the vesting commencement date, which approximates the grant date. A portion of these awards (37%) vest in relation to a performance condition, and through March 31, 2014 it was not probable that the performance condition would be met, and they were therefore excluded from compensation expense-related calculations. The exercise price of the option awards is primarily intended to equal or exceed the fair value of the Company’s units at the date of grant. Certain of the option awards provide for accelerated vesting if there is a sale of the Company, as defined in the option award agreements.
During 2011, the Company’s option awards were modified pursuant to the Company obtaining the credit agreement described in Note 5. The proceeds of the borrowing of the initial term loan under that credit agreement were fully distributed to the members of the Company, thus reducing the enterprise value of the Company by $200,000. As a result of the modification, the Company’s option holders received a cash payout totaling $899, which was recognized as additional compensation expense. In addition to the cash payout, the strike prices of the Company’s option awards were decreased to maintain the in-the-money value of the options.
A subsequent modification of the Company’s option awards was also made pursuant to the Company’s incremental borrowing in October 2012, as described in Note 5. The proceeds of that incremental borrowing were fully distributed to the members of the Company, thus reducing the enterprise value of the Company by $100,000. As a result of the modification, the Company’s option holders received a cash payout totaling $790, which was recognized as additional compensation expense. In addition to the cash payout, the strike prices of the Company’s option awards were decreased to maintain the in-the-money value of the options.
No options were granted during the three months ended March 31, 2014. The fair value of unit options granted or modified during the three months ended March 31, 2013, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Three Months Ended March 31,
2013
Risk-free interest rate	1.040%
Dividend yield	—
Volatility	30%
Expected term (in years)	6.3
Fair value of units	$6.62
Fair value of options	$2.17

The fair value of unit options granted or modified for the years ended December 31, 2013 and 2012, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2013	2012
Risk-free interest rate	1.04%-1.81%	1.12%-1.23%
Dividend yield	—	—
Volatility	30%	30%-35%
Expected term (in years)	6.3	6.3
Fair value of units	6.62-11.71	6.35-6.64
Fair value of options	2.10-6.40	2.20-2.30
The Company uses the simplified method in estimating the expected term of its unit options, as the historical exercise data is not representative of its expected future exercise patterns. The lack of number of exercises and historical data relating to its own employees and the exercise data relating to employees of its peer group is not readily available. A summary of option activity for the three months ended March 31, 2014 and 2013, and changes during the three months then ended, is presented below:

	2014		2013
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding, beginning of period	7,123,942	$5.87	4,485,538	$5.19
Granted	—	—	140,064	6.40
Exercised	—	—	—	—
Forfeited or expired	(83,341)	6.60	(143,812)	5.46
Rescinded	—	—	—	—
Outstanding, end of period	7,040,601	5.86	4,481,790	5.22
Options exercisable, end of period	1,301,043	5.18	704,414	4.90
A summary of option activity as of December 31, 2013 and 2012, and changes during the years then ended, is presented below:

	2013		2012
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding, beginning of year	4,485,538	$5.19	3,050,372	$5.45
Granted	3,614,057	6.59	1,857,970	6.41
Exercised	(28,623)	5.07	(3,927)	5.64
Forfeited or expired	(947,030)	5.45	(418,877)	5.24
Rescinded	—	—	—	—
Outstanding, end of year	7,123,942	5.87	4,485,538	5.19
Options exercisable, end of year	1,142,352	5.10	629,088	4.90
The Company intends to issue new units to satisfy the exercise of options. No options were exercised during the three months ended March 31, 2014 and 2013. 28,623 and 3,927 options were exercised in 2013 and 2012, respectively. Noncash compensation costs recognized for Company’s option grants totaled $573 and $129 for the three months ended March 31, 2014 and 2013, respectively. Noncash compensation costs recognized for Company’s option grants and modifications totaled $1,209, $1,335, and $811 for the years ended December 31, 2013, 2012, and 2011, respectively, and are reflected as a component of General and administrative expenses in the accompanying Consolidated Statements of Income and Comprehensive Income. Compensation cost is recognized on a straight-line basis over the requisite service period. Unrecognized compensation cost for unit options outstanding is $6,191 and $6,499 at March 31, 2014 and December 31, 2013, respectively. Such unrecognized compensation cost pertains to time options only, and as of March 31, 2014 and December 31, 2013, will vest over the next 2.70 and 2.91 years, respectively. The unrecognized compensation cost for performance awards outstanding at March 31, 2014 and December 31, 2013, was approximately $6,262 and $6,129, respectively, assuming 100% probability of the performance conditions being met.
The aggregate intrinsic value of time vested options exercised for the three months ended March 31, 2014 and 2013 was $0 and $0, respectively. The aggregate intrinsic value of time vested options exercised for the years ended December 31, 2013 and 2012, was $96 and $0, respectively. The aggregate intrinsic value of time vested options outstanding at March 31, 2014 and December 31, 2013, was $37,175 and $37,603, respectively. The aggregate intrinsic value of time options exercisable at March 31, 2014 and December 31, 2013, was $11,871 and $10,505, respectively. The weighted-average remaining contractual life for options outstanding at March 31, 2014 and December 31, 2013 is 8.31 and 8.57 years, respectively. The weighted-average remaining contractual life for exercisable options at March 31, 2014 and December 31, 2013 is 7.24 and 7.40 years, respectively.

Mercury Payment Systems, LLC Restricted Stock Unit Awards
As discussed in note 4, in conjunction with the April 2012 acquisition of certain assets from Sundrop, the Company issued 351,014 callable Class C units (restricted stock units) to the majority owner of Sundrop for future services, which are accounted for as compensation expense over the term of the employment agreement. One-third of these units vest on each of the first three anniversaries of the grant date. The grant date fair value of these units was determined by an outside appraiser for which the Company was responsible for providing the assumptions and inputs to the valuation. Compensation expense for these units is recorded by amortizing the total grant date fair value over the requisite service period using the straight-line method.
Noncash compensation costs recognized for the Company’s restricted unit grant totaled $185, $185, $750 and $523 for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013 and 2012, respectively, and is reflected as a component of General and administrative expense in the accompanying Consolidated Statements of Income and Comprehensive Income. Unrecognized compensation cost for restricted units outstanding is $791 and $977 at March 31, 2014 and December 31, 2013, respectively. A summary of the status of these units as of March 31, 2104 and December 31, 2013, and changes during the periods then ended is presented below:

	Units	Weighted average grant date fair value	Weighted average remaining contractual term
Outstanding at January 1, 2012	—	—
Granted	351,014	$6.41
Vested	—	—
Outstanding at January 1, 2013	351,014	$6.41
Vested	(117,005)	$6.41
Outstanding at December 31, 2013	234,009	$6.41	1.3
Granted	—	—
Vested	—	—
Outstanding at March 31, 2014	234,009	$6.41	1.0
The aggregate grant date fair value of units granted during the year ended December 31, 2012 was $2,250. The aggregate fair value of units vested during the year ended December 31, 2013 was $772 based on the Company’s most recent valuation of its share units at the vesting date. No awards vested during the three months ended March 31, 2014.
11. Members’ Equity
The Company allocates net income to the capital accounts of its unit holders based on the terms of its Second Amended and Restated Limited Liability Agreement, as amended (the “LLC Agreement”). The LLC Agreement requires that these allocations be made in proportion to the distributions that would be made if the Company were dissolved or otherwise wound up, thus in proportion to the units held by each unit holder.
Class A, Class B, and Class C units have substantially similar rights, with the following exceptions: (i) Class B unit holders may appoint four of nine members to the board of managers, a ratio greater than the ratio of Class B units to total units, (ii) decisions by the board of managers to consummate an initial public offering or a sale of more than 50% of the Company’s voting units require the approval of the Class A unit holders, and (iii) Class C units are non-voting units, and consent of Class C unit holders is not required for amendment to key governance documents.
Pursuant to the terms of the LLC Agreement, liabilities of the members shall be satisfied solely out of the assets of the Company and at the expense of the Company. No members are subject to personal liability.

12. Commitments and Contingencies
Litigation Loss Contingency
In the normal course of business, the Company is subject to claims and litigation. As of March 31, 2014, December 31, 2013 and 2012, the Company had $300, $300 and $0 of litigation loss reserves, respectively, and the Company does not expect any of the outstanding litigation claims as of March 31, 2014 and December 31, 2013, to result in significant losses to the Company.
13. Accumulated Other Comprehensive Income (Loss)
The components of Accumulated other comprehensive income (loss) for the Company include foreign currency translation adjustments and unrealized gain (loss) on cash flow hedges. These components are reported on the Consolidated Statements of Income and Comprehensive Income.

The following table displays the changes in Accumulated Other Comprehensive Income (Loss) by components:

	Foreign currency translation adjustment	Unrealized gain/(loss) on cash flow hedge	Total
Balance at January 1, 2011	$109	$—	$109
Foreign currency translation adjustment	(390)	—	(390)
Unrealized holding loss	—	(5,467)	(5,467)
Reclassification of effective portion into earnings	—	822	822
Balance at January 1, 2012	(281)	(4,645)	(4,926)
Foreign currency translation adjustment	364	—	364
Unrealized holdings loss	—	(2,424)	(2,424)
Reclassification of effective portion into earnings	—	1,730	1,730
Balance at January 1, 2013	83	(5,339)	(5,256)
Foreign currency translation adjustment	(244)	—	(244)
Unrealized holdings loss	—	(218)	(218)
Reclassification of effective portion into earnings	—	1,847	1,847
Balance at December 31, 2013	$(161)	$(3,710)	$(3,871)
Foreign currency translation adjustment	(83)	—	(83)
Unrealized holdings loss	—	(112)	(112)
Reclassification of effective portion into earnings	—	454	454
Balance at March 31, 2014	$(244)	$(3,368)	$(3,612)
As of March 31, 2014 and December 31, 2013, the Company expects approximately $1,842 and $1,842, respectively, of unrealized losses related to cash flow hedges to be reclassified from accumulated other comprehensive loss to interest expense during the next 12 months and has reported the amount as a current liability in Accrued expenses on the Consolidated Balance Sheets.
14. Subsequent Events
On June 13, 2014, the Company was acquired by Vantiv, Inc. for approximately $1.65 billion.